10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Health Care Fund

Security

Symmetry Medical

Advisor

EIMCO
Transaction
 Date
-----
12/9/2004
Cost
----
$445,500
% of
Offering Purchase

0.003%

Broker

Banc of America Securities LLC
Underwriting
------------
Syndicate
Members
Banc of America Securities LLC
Credit Suisse First Boston LLC
U.S. Bancorp Piper Jaffray
Wachovia Securities, Inc.

Fund

Health Care Fund

Security

Triad Hospitals, Inc.
Advisor

EIMCO

Transaction

 Date

6/29/05

Cost

$2,949,100

% of

Offering Purchase

1.48%

Broker
------
Merrill Lynch & Co.
Underwriting
------------
Syndicate
Members
Merrill Lynch & Co.
Citigroup Global Markets, Inc.
Banc of America Securities LLC
Goldman, Sachs & Co.
Wachovia Securities, Inc.